EXECUTION COPY

AGREEMENT OF SALE

by and between

OWINGS MANOR REALTY, LLC and

GMAC COMMERCIAL REALTY PARTNERS, L.P.,

Seller

and

BERKSHIRE INCOME REALTY, INC.

Buyer

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AGREEMENT OF SALE

THIS AGREEMENT ("Agreement") made this 16th day of March, 2005 by and among OWINGS MANOR REALTY, LLC, a Maryland limited liability company, and GMAC COMMERCIAL REALTY PARTNERS, L.P., a Delaware limited partnership (each a “Member”, and collectively, the “Members” or the “Seller”) of OWINGS MANOR INVESTORS, LLC (the "Company"), a Delaware limited liability company, having an office c/o Apartment Services, Inc. 216 Schilling Circle, Suite 300, Hunt Valley, Maryland 21031 and BERKSHIRE INCOME REALTY, INC. or its nominee ("Buyer"), a Maryland corporation, having an office at One Beacon Street, Suite 1500, Boston, MA 02108.

WHEREAS, Owings Manor Realty, LLC is the managing Member of the Company vested with forty percent (40%) membership interest in the Company and GMAC Commercial Realty Partners, L.P. is a Member of the Company vested with a sixty percent (60%) interest in the Company.

WHEREAS, the Company is the owner of the following:

(a) Real Property. That certain lot or parcel of real property located in Baltimore County, Maryland and commonly known as Owings Manor Apartments, which is more particularly described on Exhibit "A" hereto, and the buildings and improvements situated on each such parcel (collectively, the "Premises"), together with all the rights and appurtenances pertaining to the Premises, including any right, title and interest of Company (if any) in and to adjacent streets and rights-of-way:

(b) Personal Property. The fixtures, furnishings, equipment and other items of personal property, if any, owned by Company and located on, and used in connection with the operation of the Premises, including, without limitation the items, if any, listed on Exhibit "B" hereto (collectively, the "Personal Property", and, together with the Premises, the "Property"); and

(c) Intangible Property. Company’s right, title and interest in and to any intangible property now or hereafter owned by Company related to the Premises or the Personal Property including, without limitation, any trademarks, trade styles, service marks, software, domain names and websites related to the Premises or the Personal, all rights under any certificates of occupancy, licenses, permits and approvals relating to the Premises or the Personal Property, and all contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Premises or the Personal Property (the “Intangible Property”).

2.	Payments.

(a) Purchase Price. The purchase price to be paid by Buyer to Seller for the Membership Interests is the sum of Sixty-Seven Million Two Hundred Thirty Five Thousand Dollars ($67,235,000.00) (the "Purchase Price"), adjusted in accordance with Section 7 hereof. At Closing, Buyer shall pay the Purchase Price to Seller, adjusted as hereinafter provided, either directly or, if the Closing occurs in escrow with the Title Company, through the Title Company, by wire transfer of immediate federal funds, to one or more accounts specified by Seller at one or more banks designated by Seller.

(b) Escrow Amount. At the Closing, Seller and Buyer shall enter into an escrow agreement in the form attached hereto as Exhibit “M” (the "Escrow Agreement"), pursuant to which Seller shall deposit One Million and 00/100 Dollars ($1,000,000.00) (the "Escrow Amount") with the Escrowee, which shall be held by the Escrowee in a segregated account as security for Seller’s indemnification obligations under this Agreement and for breaches of representations and warranties of

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Seller under this Agreement. All interest accruing on the Escrow Amount shall be for the benefit of Seller. In the event Buyer makes a written claim or demand for indemnification under Section 22(f) hereof (an "Indemnification Claim"), and Seller does not dispute such Indemnification Claim, or is determined to be liable for and in respect of such Indemnification Claim by a court of competent jurisdiction, then the Escrowee promptly thereafter shall pay such Indemnification Claim in full to Buyer, all as more particularly provided in the Escrow Agreement. The Escrow Agreement shall expire upon the termination of the Survival Period (as defined in Section 23(b) hereof), and immediately thereafter the Escrow Agent shall pay the portion, if any, of the then remaining Escrow Amount not in dispute to Seller; provided, however, that if prior to the expiration of the Survival Period, Buyer shall have made an Indemnification Claim or commenced litigation or any other proceeding on account of any such claim, the term of the Escrow Agreement shall be extended, and the Escrow Agent shall continue to hold in escrow the portion of the then Escrow Amount in dispute, in each case until the final resolution of such Indemnification Claim or litigation or proceeding relating thereto, all as more particularly provided in the Escrow Agreement.

3.   Deposit. The sum of Five Hundred Thousand Dollars ($500,000.00) (the "Initial Deposit") shall be deposited with the Title Company, as hereinafter defined (the "Escrowee") within 24 hours of the execution of this Agreement by Buyer and Seller and delivery of a fully-executed counterpart to each (the "Effective Date"). Within 24 hours of the expiration of the Inspection Period, as hereinafter defined, an additional Five Hundred Thousand Dollars ($500,000.00) (the "Second Deposit"), in immediately available funds, shall be deposited with the Title Company. The First Deposit and the Second Deposit, together with any interest earned thereon are hereinafter referred to as the "Deposit". All interest earned on the Deposit shall be added to and made a part of the Deposit for all purposes hereof. Except for a breach of this Agreement by the Seller, and subject to Buyer’s termination rights as set forth in this Agreement, the Deposit shall be non-refundable at the expiration of the Inspection Period.

3.1.1             Escrow Agent. Upon receipt from Buyer of the Deposit, Escrowee shall invest the Deposit in an interest-bearing account or money market fund acceptable to Buyer and Seller. All interest on the Deposit shall accrue to Buyer, except as otherwise provided in Section 15(a) hereof. At the Closing, Escrowee shall release the Deposit to Seller, which Deposit shall be credited against the balance of the Purchase Price owed by Buyer to Seller. Escrowee shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement.

3.1.2             Escrow Provisions. Escrowee agrees to hold, keep and deliver the Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrowee shall not be entitled to any fees or compensation for its services hereunder. Escrowee shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement, Escrowee is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrowee. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrowee shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrowee shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrowee shall not become liable to anyone for such refusal; and Escrowee shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrowee shall have been notified in writing of such agreement signed by the parties hereto. Escrowee shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a

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joint written instruction of Buyer and Seller or an Escrow Demand (as hereinafter defined) from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrowee from either Buyer or Seller (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrowee under the terms of this Agreement, Escrowee shall give written notice to the other party (the “Notified Party”). If within five (5) days after the giving of such notice, Escrowee does not receive any written objection to the Escrow Demand from the Notified Party, Escrowee shall comply with the Escrow Demand. If Escrowee does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrowee shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrowee’s obligations hereunder shall terminate.

3.1.3             Indemnification. Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrowee from any and all costs, damages and expenses, including reasonable attorneys’ fees, that said Escrowee may incur in its compliance of and in good faith with the terms of this agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrowee.

4.   Closing. The closing of the transfers contemplated hereby (the "Closing") shall be held and completed on or before April 15, 2005 (the "Closing Date"), through an escrow with the Title Company or in another mutually agreeable manner and location. Time shall be of the essence in respect of Buyer's obligation to purchase the Premises on the Closing Date.

5.	Condition of Title.

(a) Title to Premises. Fee simple title to the Premises shall be owned by the Company at the completion of Closing, subject only to the Permitted Encumbrances (hereinafter defined). Title to the Premises shall be such as will be insured by the Title Company (as hereinafter defined) pursuant to the standard stipulations and conditions of the most current standard ALTA form of Owner's Title Insurance Policy in use in the State of Maryland, free and clear of all liens and encumbrances, except for the Permitted Encumbrances. The term "Permitted Encumbrances" shall mean (w) the Existing Leases (as hereinafter defined) in effect as of the Closing Date, (x) the additional matters affecting the Premises as set forth in the Title Commitment (as defined below) and not objected to under Section 5(c), and (y) any matters reflected on any update of the Buyer's Title Commitment as to which Buyer does not timely object in accordance with this Paragraph 5. Title to the Personal Property, if any, shall also be subject to the Permitted Encumbrances, to the extent applicable.

(b) Survey. Seller has delivered to Buyer a physical survey, from a licensed surveyor, of the Premises, to be certified to Seller, Buyer and the Title Company as being in accordance with current ALTA/ACSM "minimum detail" standards (the "Seller's Survey Plan"). Nothing contained in this Agreement, including the provisions of Paragraph 1(a) hereof, shall constitute any warranty, representation or agreement by Seller as to the location of separate lots in, or acreage of, the Premises. The Buyer may obtain, at the Buyer's expense, by the end of the Inspection Period, a current ALTA survey (the "Buyer's Survey") of the Property prepared by a duly licensed surveyor selected by the Buyer. Buyer shall promptly provide a copy of the Buyer’s Survey to Seller, at no cost to Seller. At any time prior to the end of the Inspection Period, the Buyer may give the Seller notice in writing of any unacceptable aspects of the Buyer’s Survey. Matters of survey not timely objected to by Buyer shall be deemed to have been accepted by Buyer. In the event that either the Seller’s Survey Plan or the Buyer’s Survey is unacceptable to Buyer as provided above, and Buyer so notifies Seller within the aforesaid period, Seller shall, within ten (10) days after receipt of such notice from Buyer, notify Buyer in writing

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either (a) that Seller is unwilling to correct such unacceptable survey matters, or (b) that Seller, at its sole cost and expense, shall undertake to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Buyer. In the event Seller elects not to cure such unacceptable survey matters or is unable to satisfy said objections within ten (10) days after its receipt of such notice from Buyer, then the Buyer may, at its election: (i) terminate this Agreement, in which event the Deposit referred to in Paragraph 3 and all interest earned thereon shall be promptly returned to the Buyer and the parties shall be relieved from further obligations to one another under this Agreement; or (ii) accept the Property subject to all matters of survey as of the date of the Buyer’s Survey, without an adjustment to the Purchase Price, and proceed with Closing hereunder. If Buyer does not elect alternative (i) by written notice to Seller given within ten (10) days after the date of Seller's notice electing not to cure or the expiration of the aforesaid ten (10) day period without Seller having successfully cured the survey objections (whichever is applicable), the Buyer shall be deemed to have elected alternative (i).

(c) Title Defects. Seller has delivered to Buyer a copy of Seller’s owner’s title policy from Commonwealth Land Title Insurance Company (the "Title Company") with respect to the Premises. Buyer shall have until the end of the Inspection Period to object to any matter contained in the Title Commitment (as hereinafter defined). Any matter not objected to within such period shall be deemed a Permitted Encumbrance. The Buyer shall, at the Buyer's expense, shall obtain a commitment (the " Title Commitment") from a title insurance company of the Buyer's choice which is licensed to do business in the State of Maryland for an owner's title insurance policy on a Standard ALTA Policy. Buyer shall promptly provide a copy of the Title Commitment to Seller, at no cost to Seller. If the Title Commitment shows exceptions to title which are objectionable to Buyer, the Buyer may give the Seller notice thereof at any time prior to the end of the Inspection Period enumerating in writing the unacceptable aspects of the Title Commitment. Matters affecting title in existence on the date of the Title Commitment and not timely objected to by Buyer shall be deemed to have been accepted by Buyer and shall be deemed Permitted Encumbrances.

In the event that the Title Commitment is unacceptable to Buyer as provided above, and Buyer so notifies Seller within the aforesaid time period, Seller shall, within ten (10) days after receipt of such notice from Buyer, notify Buyer in writing either (a) that Seller is unwilling to correct such unacceptable title matters, or (b) that Seller, at its sole cost and expense, shall undertake to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Buyer. In the event Seller elects not to cure such unacceptable title matters or is unable to satisfy said objections within ten (10) days after its receipt of such notice from Buyer, except for the satisfaction of monetary liens at Closing which Seller shall be required to pay off at Closing, then the Buyer may, at its election: (i) terminate this Agreement, in which event the Deposit referred to in Paragraph 3 and all interest earned thereon shall be promptly returned to the Buyer and the parties shall be relieved from further obligations to one another under this Agreement; or (ii) accept title to the Property subject to all matters of record as of the date of the Seller’s Title Policy, without an adjustment to the Purchase Price, and proceed with Closing hereunder. If Buyer does not elect alternative (i) by written notice to Seller given within ten (10) days after the date of Seller's notice electing not to cure or the expiration of the aforesaid ten (1) day period without Seller having successfully cured the title objections (whichever is applicable), the Buyer shall be deemed to have elected alternative (i). Seller covenants that it will not voluntarily create or cause or permit a lien or encumbrance to attach to the Property between the Effective Date and Closing; any lien or encumbrance so attaching, as well as any lien or encumbrance, which is a mortgage, deed of trust, judgment lien, or similar monetary lien against the Property, shall be discharged by the Seller at or prior to Closing.

(d) Reliance on Title Policy. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Premises and any liens or other encumbrances affecting the Premises, Buyer acknowledges and agrees it is relying upon its own title insurance policy. If Buyer has a claim under its title insurance policy and the subject matter of that claim

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also constitutes a breach of any warranty made by Seller in this Agreement, Buyer agrees that it will look first to its title insurance policy for recovery on such claim, and Buyer shall not assert any claim against Seller for a breach of a representation, warranty or covenant with respect to such claim unless and until Buyer has pursued its remedies against the Title Company to final judgment and has not been made whole. The provisions of this subparagraph (d) shall survive Closing. To the extent of any recovery Buyer obtains from Title Company under Buyer’s title insurance policy, Buyer hereby unconditionally waives any right which it may otherwise have against Seller on account of the matter as to which Buyer obtained such recovery, it being intended by the parties hereto that Title Company not be subrogated to any such claim which Buyer may have against Seller, to the extent of such recovery.

6.	Seller’s Covenants Pending Closing.

(a) Existing Leases. During the period from the expiration of the Inspection Period through Closing (or earlier termination of this Agreement or default by Buyer hereunder), Seller shall not enter into new leases for portions of the Premises now vacant or for portions of the Premises which may become vacant, or enter into any amendments of any Existing Leases or consent to any renewals, extensions or expansions of Existing Leases or agree to any rental concessions (other than (i) those to which the tenant is entitled pursuant to the terms of the Existing Leases, (ii) those for which the rent is greater than the rent shown on the Rent Roll (as hereinafter defined) for the applicable unit, (iii) the following rental concessions: 10% discounts for law enforcement officers, 5% discount for teachers, 5% discount for hospital personnel, and 3% discount for senior citizens (such discounts are taken off market rent, on one year leases only and cannot be combined with any other discount or concession), so long as not more than twenty (20) new leases subject to such concessions are executed after the expiration of the Inspection Period, and (iv) those rental concessions which are paid by Seller prior to the Closing Date, and in all events using forms substantially the same as those used for the Existing Leases) without first submitting such a copy of such proposed lease or lease amendment (including any renewal, extension or expansion as to which the lessor's consent is required) to Buyer for Buyer's approval. If Buyer does not disapprove in writing such a proposed lease or amendment (or renewal, extension or expansion agreement) within five (5) business days of Buyer's receipt of a copy thereof, Buyer shall be deemed to have approved the proposed lease or amendment (or renewal, extension or expansion agreement). All such new leases and modifications approved or deemed approved by Buyer (and renewals, extensions or expansions approved or deemed approved by Buyer or as to which the lessor's consent is not required), all new leases entered into prior to the expiration of the Inspection Period, and the presently existing leases that are listed on Exhibit "C" hereto are collectively herein called the "Existing Leases". The termination or expiration of any of the Existing Leases prior to Closing shall not excuse Buyer from its obligation to complete Closing and to pay the full Purchase Price.

(b) Ready Work. On or prior to the Closing Date, Seller shall attempt to perform all Ready Work (as hereinafter defined). In the event that all Ready Work has not been completed prior to the Closing Date Buyer shall proceed to close the transaction, and receive a credit on account of the incomplete Ready Work in an amount equal to $1,250 per unit. “Ready Work” shall mean all work necessary pursuant to Seller’s standard practices (which include supplying operable kitchen appliances, new carpet, or carpet cleaning [as appropriate] and repainting) to make all apartments within the Property that have been vacant for more than seven (7) days prior to the Closing Date ready for occupancy by incoming tenants, consistent with Seller’s past practices.

(c) Existing Agreements. During the period from expiration of the Inspection Period through Closing (or earlier termination of this Agreement or default by Buyer hereunder), Seller shall not have the right to enter into new service or maintenance agreements or modify any existing service or maintenance agreements in any material respect without Buyer's approval, which may not be unreasonably withheld or delayed and shall be deemed given if Buyer does not disapprove

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within five (5) business days of a request for approval; provided, however, that Buyer's approval shall not be required for any such new agreement that shall be terminable, without penalty or premium, prior to the Closing. The termination or expiration of any of the Existing Agreements (as defined below) prior to Closing shall not excuse Buyer from its obligation to complete Closing and to pay the full Purchase Price. The “Existing Agreements” shall mean the existing agreements listed on Exhibit “D” hereto (together with any other agreements entered into in accordance with this paragraph (c)).

(d) Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Premises, including (a) the leasing of the Premises, substantially in the same manner as it did for the one year period preceding the date of this Contract and maintain staffing at the same levels; (b) all maintenance, repair and replacement work in accordance with Seller’s policies and practices prior to the date of this Agreement including: (i) replacement of carpet and appliances (including individual air-conditioning units) in the ordinary course of business, (ii) interior painting in the ordinary course of business, and (iii) day to day maintenance and repair of roofs and other building systems, decks, patios, stairways, parking lots and structures, landscaping, gates and fences and other items requiring periodic maintenance and repair. Notwithstanding the foregoing, nothing contained in this Section shall affect or otherwise diminish the rights and obligations of Buyer and Seller under Section 17 with respect to a casualty.

(e) Management. During the pendency of this Agreement, Seller will manage the Premises in substantially the same manner as Seller managed the Premises prior to the date hereof. Seller shall maintain inventories of supplies, building materials, etc. at the same levels it has maintained them during the one (1) year period prior to the date of this Agreement. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and replacements shall be of equal quality and quantity as existed as of the time of its removal.

7.	Apportionments
(a) Generally.

(i)              Taxes and Fees. Real estate taxes for the real estate tax year in which the Closing occurs and annual municipal or special district assessments (on the basis of the actual fiscal tax years for which such taxes are assessed), lienable water and sewer rentals, sums paid to or paid or payable by Seller under the Existing Agreements, license, permit and inspection fees and rentals, sales tax and other sums paid to and received by Seller under the Existing Leases shall be apportioned as is customary in Maryland closings as of the Closing Date between Buyer and Seller.

(ii)             Rent. Rent, including, without limitation, fixed rent, prepaid rent, additional rent and percentage rent, if applicable, shall be apportioned as of the Closing Date in accordance with the provisions of this Paragraph 7. All rent under the Existing Leases collected by Buyer after Closing shall be applied first to unpaid rent accruing on or after the Closing Date, then to any rents past due for the month of Closing and then to unpaid rent accruing for any month prior to the month in which the Closing Date occurs. During the three (3) month period following Closing, Buyer shall use good faith commercially reasonable efforts to recover any rent (or other tenant charge) arrearages in respect of the period prior to the Closing Date, provided that Buyer shall not be required to incur any cost or commence any legal proceeding in connection therewith. Seller (upon notification to Buyer) shall be entitled to sue a tenant, before and/or after Closing, for any delinquent rent (or other tenant charges) due to Seller (and not previously paid to Seller) under an Existing Lease, so long as such suit does not seek a termination of such Existing Lease or eviction of such tenant.

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(iii)            Leasing Costs. Seller shall pay all leasing commissions and tenant costs (including, without limitation, tenant improvement costs, rental concessions (except for those listed in subparagraph 6 (a)(iii), moving costs, design costs incurred by the tenant, lease buyout costs and similar tenant inducement costs) in connection with Existing Leases (and renewals, extensions or expansions thereof) entered into (or, in the case of renewals, extensions and expansions, exercised) prior to Closing.

(iv)            Other Apportionments. Amounts payable under the Existing Agreements and other Premises operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date.

(v)             Contract Arrearages. Any portion of any payments received by Buyer after the date of Closing under any of the Existing Agreements that relates to periods prior to Closing shall be determined by Buyer upon receipt of such payment and shall promptly be paid by Buyer to Seller. Any portion of any payments received by Seller after the date of Closing under any of the Existing Agreements that relates to periods after the Closing shall be determined by Seller upon receipt of such payment and shall promptly be paid by Seller to Buyer. Any income payable in connection with any Existing Agreement will be prorated, and any lump sum or up front payments paid to Seller with respect to any Existing Agreement will be prorated.

(vi)            Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare a preliminary Closing Statement on the basis of the Existing Leases. Existing Agreements, real estate taxes and other sources of income and expenses for the Property, and shall deliver such preliminary Closing Statement to each other and the Title Company on or prior to the Closing Date. All apportionments and prorations provided for in this Paragraph 7 to be made as of the Closing Date shall be made, on a per diem basis, as of midnight of the day immediately preceding the Closing Date. The preliminary Closing Statement and the apportionments and/or prorations reflected therein shall be based upon actual figures to the extent available. If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Closing Date, then (other than with respect to determination of real estate taxes that shall be computed as set forth in Clause (vi) above) they shall be calculated based on Seller's and Buyer's good faith estimates thereof, subject to reconciliation as hereinafter provided.

(vii)           Post-Closing Reconciliation. If there is an error on the preliminary Closing Statement or, if after the actual figures are available as to any items that were estimated on the preliminary Closing Statement (including, without limitation, real estate taxes that were computed in accordance with Clause (v) above) or not included on the preliminary Closing Statement, it is determined that any actual proration or apportionment varies from the amount thereof reflected on the preliminary Closing Statement, the proration or apportionment shall be adjusted based on the actual figures as soon as feasible but not later than six (6) months after the Closing Date. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

(b) Tenant Security Deposits. At Closing, Seller shall deliver or cause its property manager to deliver to Buyer (or give Buyer a credit for), without consideration, all security deposits then held by or for Seller under the Existing Leases together with accrued interest as required by law or the Existing Leases, as shown on Exhibit "C" hereto. Buyer will cause the security deposits to be maintained after Closing in accordance with the requirements of applicable law and shall indemnify and defend Seller from and hold Seller harmless from, all claims of tenants with respect to the security

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deposits actually delivered to Buyer or for which Buyer received a credit at Closing. Seller will cause the security deposits to be maintained prior to the Closing in accordance with the requirements of applicable law and shall indemnify and defend Buyer from and hold Buyer harmless from, all claims of tenants with respect to the security deposits that were not maintained in accordance with the requirements of applicable law prior to the Closing.

(c) Utility Readings. Seller shall use reasonable efforts to obtain readings of the water and electric meters on the Premises to a date no sooner than ten (10) days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings and such charges accruing through the Closing Date. However, if after reasonable efforts Seller is unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings and upon the obtaining thereof after Closing, Seller shall pay the charges incurred prior to Closing as reasonably determined by Seller and Buyer based upon such readings.

(d)	Survival. The provisions of this Paragraph 7 shall survive Closing.

8.   Closing Costs. Buyer shall pay (i) the costs of its counsel, architect, engineers and other professionals and consultants, (ii) any recording and filing fees, (iii) fifty percent (50%) of any State and local transfer or deed recordation taxes, deed stamps and similar taxes required to be paid in connection with this transaction, (iv) all Title Company charges and (v) the cost of obtaining the Buyer’s Survey. Seller shall pay the costs of its counsel, architect, engineers and other professionals and consultants, and fifty percent (50%) of any State and local transfer or deed recordation taxes, deed stamps and similar taxes required to be paid in connection with this transaction. The provisions of this Section 8 shall survive the Closing.

9.	Municipal Improvements/Special Assessments/Notices.

(a) Assessments. Buyer shall pay all unpaid installments becoming due on or after the Closing Date in respect of assessments against the Premises or any part thereof for improvements or other work (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save Seller harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Seller shall pay all unpaid installments becoming due prior to the Closing Date in respect of assessments against the Premises or any part thereof for improvements or other work (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save Seller harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom.

(b) Survival. The provisions of this Paragraph 9 shall survive Closing.
10.	Seller's Representations.

(a) Seller hereby represents to Buyer, as of the date hereof and, as of Closing, as follows:

(i)              Company is a Delaware limited liability company duly organized and validly existing under the law of the State of Delaware and qualified to do business in the State of Maryland.

(ii)             Company is organized and governed by an amended and restated operating agreement dated as of June 11 2003, as amended by that First Amendment to

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Amended and Restated Limited Liability Company Agreement dated as of December, 2004 (as amended, the "Operating Agreement") a true copy of which has been delivered to Buyer.

(iii)            Company has all requisite power and authority to own and operate its business, to carry on the same as now conducted, and to effectuate any action contemplated hereby.

(iv)            All of the Membership Interests were validly issued and are fully paid and non-assessable.

(v)	Company is duly qualified to do business in Maryland.

(vi)            Maryland is the only state in which Company owns real and personal property.

(vii)           Company has filed any and all federal and state income, estimated income, excise, property, franchise, or license tax returns that Seller at any time heretofore has been, or hereafter at or before Closing is, required by law to file, and has paid any and all taxes, interest, penalties, or other sums shown thereby to be due from Seller.

(viii)          Company is a single purpose entity whose sole real estate asset is the Property. No Member has sold, transferred, or encumbered any of the Membership Interests, and each Member has the right to assign and transfer the Membership Interests to the Buyer or its assignee in accordance with the provisions of this Agreement, free and clear of any and all right, title, or interest therein of any other person whatsoever.

(ix)            The Buyer, or its assignee, upon the receipt of an assignment of Membership Interests by the Members to the Buyer will be immediately and unconditionally vested with the full and exclusive legal and beneficial title to and ownership of all of the Membership Interests, free and clear of any liens, encumbrances, or other ownership, contractual or other rights.

(x)             There is no action, suit, litigation, or proceeding pending against Company or to Seller's knowledge against any of the Members, or any of the Membership Interests, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality that is not covered by insurance.

(xi)            Each Member is the sole legal and beneficial owner of its respective Membership Interests.

(xii)           There are outstanding no options, warrants, or rights to acquire any or all of such Membership Interests.

(xiii)          None of the Membership Interests is the subject of any voting trust agreement or other agreement relating to the ownership of any of the Membership Interests or any of the rights held by the holder thereof, or restricting in any way the sale or other transfer thereof which will survive Closing.

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(xiv)          No Condemnation. To Seller's knowledge, except as set forth on Exhibit "E" annexed hereto, there are no existing or pending condemnation proceedings or deeds in lieu of condemnation affecting the Premises.

(xv)           Existing Leases. To Seller's knowledge, (1) the list of Existing Leases set forth in Exhibit "C" hereto is true and correct in all material respects, (2) the Existing Leases are in full force and effect and non of them has been modified, amended or extended, (3) there are no security deposits or other deposits other than those set forth in the Rent Roll, (4) there are no unpaid installments of leasing or brokerage commissions that are payable after Closing with respect to the current term of Existing Leases entered into prior to the date hereof, (5) except as expressly set forth in the Existing Leases, there are no unpaid landlord obligations for tenant improvements that are payable after Closing in connection with the current term of Existing Leases entered into prior to the date hereof, (6) Seller has not given to any tenant nor received from any tenant any written notice of default that remains uncured under any of the Existing Leases, (7) no rental or monetary concessions have been granted to tenants not contained in the Existing Leases, (8) no tenant, or any other person, entity or association has an option to purchase, right of first refusal, right or first offer or other similar right in respect of all or any unit of the Premises, (9) no action or proceeding instituted against Company by any tenant of any unit in the Premises is presently pending, and (10) no uncompleted work (outside the ordinary course of the operation of the Premises) with respect to any part of the Premises demised under any of the Existing Leases to be performed by Seller will remain incomplete after the time of Closing. Seller represents that (A) at the time of Closing, Seller shall have accepted no prepayment of rent under any of the Existing Leases (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Existing Leases), (B) at the time of Closing, Seller shall not have terminated any of the Existing Leases subsequent to the expiration of the Inspection Period by agreement with the tenant (except as permitted by the terms of any such Existing Lease or by reason of a default by the tenant thereunder or except for notices given to indicate the landlord's intention not to permit the term of the lease to continue or be renewed for an additional term), and (C) to Seller's knowledge, the copies of the Existing Leases previously delivered or made available to Buyer by or on behalf of Seller are true, correct and complete in all material respects (including all material amendments thereto).

(xvi)          No Rent Subsidies. The apartment units in the Property are not subject to, nor do said apartment units receive the benefit of any rent subsidies or rental assistance programs, other than in connection with the Metropolitan Baltimore Quadel administered for the Innovative Housing Institute. To the best knowledge of Seller, no apartment unit is subject to any rent control law, ordinance or regulation.

(xvii)         Litigation. To Seller's knowledge, there is no pending litigation affecting the Premises.

(xviii)        Attachments, etc. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or, to Seller's knowledge, threatened against Seller or the Company.

(xix)          Possession. To Seller's knowledge, Company has not granted to any party any license, lease, or other right relating to the use or possession of the Premises or any part thereof, except tenants under the Existing Leases.

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(xx)           Purchase Rights. To Seller's knowledge, Company has not granted to any person or entity any options or other agreements of any kind, whereby any person or entity other than Buyer will have acquired or will have any right to acquire title to all or any portion of the Premises.

(xxi)          Existing Agreements. To Seller's knowledge, the copies of the Existing Agreements delivered to or made available to Buyer were true, correct and complete in all material respects and constitute the only Existing Agreements which would remain in effect following Closing, each of such contract is cancellable on thirty (30) days’ written notice.

(xxii)         Exhibit “L” attached hereto lists all third party reports related to the Property in the actual possession of the Seller (including, without limitation, all structural and environmental reports), and to the best of Seller’s knowledge, the information set forth therein is accurate and complete in all material respects.

(xxiii)        Municipal Assessment/Notices. To Seller's knowledge, (A) there are no outstanding unpaid special assessments against the Premises, (B) all special assessments for improvements that were completed between the date of the Company's acquisition of title to the Premises and the date hereof and with respect to which the Premises can be assessed have been paid in full and (C) it has not received any written notice from any public authority concerning the existence of any presently uncorrected violation of any ordinance, public regulation or statute of any municipal, state or federal government or agency with respect to the Premises.

(xxiv)        Compliance with Laws. To Seller's knowledge, all material licenses required to own and operate the Property as a rental apartment project have been issued. Company has not received written notice of violation of any building, zoning, or other violation of any law or regulation of any governmental agency or Insurance Board of Underwriters with respect to the use, maintenance or condition of the Property unless revealed on a Schedule attached to this Agreement.

(xxv)        Employees. To Seller's knowledge, the list of all employees made available to Buyer is correct, together with wages and other compensation schedules (vacation due, etc.). Seller has no knowledge of any disputes between the employees and management which could materially adversely affect the operation or maintenance of the Property. Company is not a party to any union or collective bargaining contract relating to the Property.

(xxvi)        Appliances. To Seller's knowledge, each apartment unit contains a range, oven, range hood, dishwasher, disposal, and refrigerator and is provided with air conditioning and heating which is substantially in good working order subject to normal wear and tear or the need for repairs or replacement of parts in a routine manner.

(b) Tax Returns. Seller shall, at its expense and as soon as is reasonably possible after Closing (and in any event within such time as is permitted by the provisions of the Internal Revenue Code) cause to be prepared and filed the federal and state interim, final or estimated income, excise, property, franchise or license tax returns for Seller's taxable year for the period ending at the conclusion of Closing, and for any prior taxable year for which Seller has not filed any such return. Seller shall provide to Buyer a copy of each such return. If any such return indicates that Seller has incurred any liability for any such tax, Seller shall cause such tax to be paid to the assessing authority on or before the last date on which payment thereof is due without penalty.

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(c) Audits. If at any time after Closing any of Seller's federal or state interim, final, or estimated income, excise, property, franchise, or license tax returns for any taxable year beginning before the date of Closing is audited by the Internal Revenue Service, the Comptroller of the Treasury of Maryland, or any other governmental body, or if any other inquiry is made as to the same, Seller shall at its expense and in a timely fashion take any and all actions reasonably necessary to respond to the same and to resolve any issues presented thereby, and shall pay any and all taxes, penalties, interest, or other charges that may be assessed or shown to be due as a result thereof.

(d) All references in this Paragraph 10 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to "Seller's knowledge" or "to the knowledge of Seller" and words of similar import shall refer solely to facts within the actual knowledge (without independent investigation or inquiry) of Lawrence E. Julio as president of Maryland Apartment Services, Inc. president of Seller's property manager, and shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any affiliate of Seller, and shall in no event be deemed to include imputed or constructive knowledge.

(e) A financial statement for cash flow derived from the Property for the year 2004 which was prepared by Seller's accountants or management that is complete and accurate in all material respects of the results of the operations of the Property for the periods covered thereby.

11.	Delivery of Premises Documents.

(a) Deliveries. Seller shall furnish or make available to Buyer for inspection the following:

(i)              The current financial books and records (excluding, however, internal memoranda, appraisals and documents and any other information covered by the attorney-client privilege) and other current operating and maintenance documents and information customarily prepared by Seller, or by Seller's property managers at Seller's request, including, to the extent so prepared, all ledgers, records of income, expense, capital expenditures, utility bills and the most recent property tax bill.

(ii)             Copies of all Existing Leases and Existing Agreements and any other occupancy agreements currently in force with respect to the Premises to the extent currently in Seller's possession.

(iii)            a rent roll (by building and apartment number) ("Rent Roll"), dated no earlier than 5 days prior to the date Seller delivers same, showing:

(1)	move-in, term, and expiration date for each Lease;
(2)	name of the tenant listed on each Lease;
(3)	the amount of the monthly rent for the unit, and any other amenity leased by the tenant;
(4)	the amount of the security and other deposits; and
(5)	if the apartment is vacant, the market rent for the unit.

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(iv)            Copies of operating permits and certificates of occupancy issued with respect to the Premises to the extent currently in Seller's possession.

(v)             Copies of the documents set forth on Exhibit “G” attached hereto.

(vi)            Such other information and documents in Seller's possession as Buyer may reasonably request in connection with its inspection of the Property.

(vii)	Maintenance records and tenant records.

(b) No warranty. Notwithstanding the prior provisions of this paragraph 11 to the contrary, Buyer acknowledges and understands that some of the materials delivered by Seller have been prepared by parties other than Seller or Seller's current property manager. Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the delivered materials that were not prepared by Seller or Seller's current property manager except to the extent of information and materials furnished by Seller. The foregoing does not apply to express warranties or seller under this agreement.

12.                 Buyer Representations. Buyer hereby represents to Seller, as of the date hereof and as of the date of Closing, as follows:

(a) Organization; Authorization. Buyer is a corporation, duly organized and validly existing under the laws of the State of Maryland and has the requisite power authority to enter into and perform this Agreement and the transactions contemplated hereby and Buyer has duly authorized the execution of this Agreement and obtained all necessary consents (whether from a governmental authority or other third party in order to consummate the transactions contemplated hereby.

(b) No Violation or Conflict. The execution, delivery and performance of the Agreement will not violate any of Buyer's organizational or governing documents or any contract, agreement, commitment, order, judgment or decree which Buyer is a party to or by which Buyer is bound.

13.	Conditions Precedent to Closing.

(a) Buyer shall not be obligated to close under this Agreement (and the Deposit shall be returned to Buyer) unless each of the following conditions shall be satisfied or waived by Buyer on or prior to the Closing Date:

(i)              Accuracy of Representations. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date:

(ii)             No Litigation. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller or Company that would materially and adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Contract or that seeks to restrain or prohibit, or obtain damages on a discovery order.

(iii)            No Violations. There shall not be outstanding notice of any violation or alleged violation of any law, rule, regulation or code, including building code, with

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respect to the Property, which has not been corrected to the satisfaction of the issuer of the notice.

(iv)            Property Condition. The Property shall be in substantially the same condition as on the date of this Contract, damage by casualty and reasonable wear and tear excepted.

(b) Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Seller prior to the Closing Date:

(i)              Accuracy of Representations. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date; and

	(ii)	No Default. Buyer shall not be in default hereunder.
14.	Deliveries at Closing.

(a) Seller’s Deliveries. On the Closing Date, Seller shall deliver to Buyer or, at Buyer's direction, to the Title Company, the following:

(i)              Assignment of Membership Interests. An assignment by each holder of a membership interest of 100% of the membership interests in the Company in the form attached hereto as Exhibit "H" .

(ii)             UCC Search. A Uniform Commercial Code lien search for the Company and each Member, indicating that the membership interests of each of the Members of the Company are unemcumbered by any security interest thereon and federal and state searches for each of the members of the Company and the Company indicating the absence of any bankruptcy proceeding, federal or state tax lien, suits (other than as disclosed on Exhibit “E” and unsatisfied judgments.

(iii)            Existing Leases. A list of Existing Leases with respect to the Premises in substantially the form of Exhibit "I" hereto, certified, to Seller's.

(iv)            Rent Roll. A Rent Roll dated no earlier than 5 days prior to the Closing.

(v)             Authority Documents. If required by the Title Company, evidence of required limited liability company authority and an incumbency certificate to evidence the capacity of the signatory for Seller.

(vi)            FIRPTA Certification. An affidavit in the form attached hereto as Exhibit "J" with respect to compliance with the foreign Investment in Real Property Tax Act (internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder).

(vii)           Title Affidavits. Such affidavits as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases; and (ii) mechanics’ liens, as well as a Gap Indemnity Agreement.

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(viii)          Seller’s Representation Certificate. A certificate duly executed by Seller in form reasonably satisfactory to Buyer’s and Seller’s counsel certifying that all representations and warranties of Seller in this Agreement remain true and correct as of the Closing Date and all of the representations and warranties contained herein shall be deemed remade by Seller effective as of the Closing Date.

(ix)            Tenant Notices. Written notice from Seller to each tenant of the Premises under the Existing Leases in substantially the form attached hereto as Exhibit "K".

(x)             Keys. To the extent in Seller's possession or the possession of Seller's property manager all keys, codes and other security devices for each parcel of the Property.

(xi)            Books and Records. Copies (to the extent in Seller's possession or the possession of Seller's property manager) of all books and records reasonably required for the orderly transition of operation of the Premises including computer files and rent rolls.

(xii)           Original Documents. The originals (to the extent in Seller's possession or the possession of Seller's property manager) or, if unavailable, copies certified, to Seller's knowledge, to be true, correct and complete in all material respects, of all Existing Leases and the Existing Agreements and (to the extent in Seller's possession or the possession of Seller's property manager) permits, licenses and other agreements and approvals relating to the maintenance and operation of the Property.

(xiii)          Certificates of Occupancy, etc. To the extent in the possession of Seller: original copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities having jurisdiction, except that photocopies may be substituted if the originals are posted at the Property.

(xiv)          Closing Statement. A preliminary Closing Statement, mutually acceptable to Buyer and Seller, prepared in accordance with the terms of this Agreement.

(xv)           Other Documents. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

Location at the Premises on the date of Closing of any of the materials referred to in clauses (viii), (ix) and (x) of this subparagraph (a) shall be deemed delivery to Buyer.

(b) Buyer's Deliveries. On the Closing Date, Buyer will deliver to Seller or, at Seller's direction, to the Title Company, the following:

(i)              Authority Documents. An authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Buyer and the authority of the signatory for Buyer.

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(ii)             Purchase Price. The balance of the Purchase Price adjusted in accordance with Section 7 hereof payable at Closing and an unconditional written authorization to the Escrowee to release the Deposit to, or as directed by, Seller.

(iii)            Closing Statement. A preliminary Closing Statement, mutually acceptable to Buyer and Seller, prepared in accordance with this Agreement.

(iv)            Other Documents. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

15.	Default.

(a) Buyer Default. If Buyer defaults under this Agreement at or prior to the Closing Date by failing to complete Closing in accordance with the terms of this Agreement, then the Deposit shall immediately be paid to Seller by the Escrowee and the Deposit shall be retained by Seller as liquidated damages and not as a penalty. The retention of the Deposit shall be Seller's sole remedy in the event of Buyer's default and Seller in such event hereby waives any right, unless Closing is completed, to recover the balance of the Purchase Price. Seller and Buyer agree that the actual damages to Seller in the event of such breach are impractical to ascertain as of the date of this Agreement and the amount of the Deposit is a reasonable estimate thereof. Upon payment of the Deposit to Seller as liquidated damages, this Agreement shall (except as herein otherwise expressly provided) be and become null and void and all copies will be surrendered to Seller. Nothing contained in this Paragraph 15(a) shall be deemed to limit Seller's rights against Buyer by reason of the indemnity obligations of Buyer to Seller set forth in this Agreement which shall survive the termination of this Agreement.

(b) Seller Default. If Seller fails to satisfy all of Seller’s obligations as set forth in this Agreement, Seller shall be in default under this Agreement, and Buyer shall have the following remedies:

(i)                Buyer may terminate this Agreement, whereupon the Deposit shall be immediately returned to Buyer; or

(ii)               If Buyer desires to purchase the Membership Interests in accordance with the terms of this Agreement, Buyer, at its option, shall have the right to compel specific performance by Seller hereunder (and recover Buyer’s reasonable attorneys’ fees and costs in connection with Buyer’s specific performance action); provided that, if specific performance is not available to Buyer for any reason, Buyer shall have the right to pursue any and all remedies, at law or in equity, on account of such Seller default.

16.	Notices; Computation of Periods.

(a) Notices. All notices given by either party to the other shall be in writing and shall be sent either (i) by United States Postal Service registered or certified mail, postage prepaid, return receipt requested, or (ii) by prepaid nationally recognized overnight courier service for next business day delivery, addressed to the other party at the following addresses listed below or (iii) via telecopier or facsimile transmission to the facsimile numbers listed below; provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall concurrently be sent in the manner specified in subparagraph (ii) above for next business day delivery or via courier. Addresses and facsimile numbers of the parties are as follows:

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As to Seller:

Owings Manor Investors, LLC

216 Schilling Circle, Suite 300

Hunt Valley, Maryland 21031

Attn: Lawrence E. Julio

Fax:	(410) 527 4950

with copies at the same time to:

Levy & Marino, P.A

609 Bosley Avenue

Towson, Maryland 21204

Attn:	Michael E. Marino, Esq.
Fax:	(410) 296 0057

As to Buyer:

Berkshire Income Realty, Inc.

One Beacon Street, Suite 1500

Boston, MA 02108

Attn:	Stephen J. Zaleski
Fax:	(617) 556 1472

with a copy at the same time to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attn:	Richard A. Toelke
Fax:	(617) 951 8736

or to such other address as the respective parties may hereafter designate by notice in writing in the manner specified above. Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of (i) actual receipt (including receipt of a facsimile copy, but only if an original of such facsimile is properly sent by overnight courier as provided above) or refusal by the addressee, or (ii) three-business days following the date such notices, demands or requests shall be deposited in any Post Office, or branch Post Office regularly maintained by the United States Government, or (iii) one business day after delivered to the overnight courier service, as the case may be.

(b) Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a Saturday, Sunday or a holiday observed by federally insured banks in the State of New York and or the State in which the Premises is located or by the United States Postal Service (any of the foregoing, a "Holiday"), then, the time of such period shall be extended to the next day which is not a Saturday, Sunday or Holiday. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period is so computed is to be included, unless such last day is a Saturday, Sunday or Holiday in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or Holiday.

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17.	Fire or Other Casualty.

(a) Casualty Insurance. Seller agrees to maintain in effect until the Closing Date the fire and extended coverage insurance policies now in effect on the Premises (or substitute policies in equal or greater amounts).

(b) Casualty Damage. If any portion of the Premises shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the Closing Date, Seller shall promptly give written notice thereof to Buyer. Subject to the right to terminate this Agreement in accordance with subparagraph (c) below, the obligation of Buyer to complete Closing under this Agreement shall in no way be voided or impaired by reason thereof, and Buyer shall be required to accept the Premises and the Personal Property in their then damaged condition without abatement of the Purchase Price or any claim against Seller. In such case, the proceeds of all fire and extended coverage insurance policies attributable to such damage or destruction at the Premises or the Personal Property received by Seller prior to the Closing Date shall be disbursed by Seller to Buyer at Closing together with the amount of any deductible applicable to the event in question under such policies; and all unpaid claims under such insurance policies attributable to such damage or destruction at the Premises and Personal Property shall be assigned by Seller to Buyer on the date of Closing. There shall be no reduction in the Purchase Price by reason of any such unpaid claim.

(c) Right of Termination. Notwithstanding any of the preceding provisions of this Paragraph 17, if substantial damage shall occur to the buildings on the Premises by fire or other insured casualty prior to the Closing Date, Buyer shall have the right to terminate this Agreement by written notice to the Seller. If Buyer desires to terminate this Agreement pursuant to this subparagraph (c) Buyer must give a written notice of termination to Seller within five (5) business days after Seller's notice to Buyer of the occurrence of the casualty which notice shall be accompanied with an estimate of the expected restoration costs. Upon such termination of this Agreement, neither party shall have any further rights or obligations hereunder (except the indemnity obligations of Buyer to Seller set forth in this Agreement which shall survive the termination of this Agreement and except for any default by Buyer which may have occurred prior thereto). Substantial damage shall mean such damage that would cost, in the judgment of an independent third-party real estate professional retained by Seller, at least $250,000 to repair. If Buyer does not timely give notice of a termination, Buyer's obligations hereunder shall remain in effect notwithstanding such casualty and Buyer shall remain obligated to consummate the purchase in accordance with the terms of this Agreement, including, without limitation, subparagraph (b) above.

18.	Condemnation.

(a) Immaterial Taking. If any part of the Premises shall be taken by exercise of the power of eminent domain after the date of this Agreement that does not reduce the number of units or the parking area or adversely affect access to the Premises or any common areas of the Premises, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. Seller shall, on the Closing Date, assign to Buyer all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any expenses actually incurred by Seller, including attorney's fees of collecting the same. Seller shall promptly furnish Buyer with a copy of the declaration of taking property after Seller's receipt thereof.

(b) Material Taking. If any taking of a portion of the Premises reduces the number of units or the parking area or adversely affects access to the Premises of any common areas of the Premises, Buyer may terminate this Agreement, by written notice to Seller within five (5) business days of Seller's notice to Buyer of such a taking. Upon the giving of such termination notice, the Deposit,

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plus any interest accrued thereon, shall be returned to Buyer and this Agreement shall become null and void, except for the indemnity obligations of Buyer to Seller set forth in this Agreement which will survive termination of this Agreement, and any other terms of this Agreement which survive such termination. If Buyer does not timely give notice of termination, Buyer's obligations hereunder shall remain in effect notwithstanding such condemnation and Buyer shall remain obligated to consummate the purchase in accordance with the terms of this Agreement.

19.	Assignability.

(a) Assignments Prohibited. Buyer may not assign or suffer an assignment of this Agreement and or its rights under this Agreement, without the prior written consent of Seller, which consent Seller may deny in its sole and absolute discretion. Any assignment made without such prior written consent shall be deemed voidable and breach of this Agreement entitling Seller to terminate this Agreement. Notwithstanding the foregoing, Seller's consent shall not be required in respect of an assignment of the Buyer's interest under this Agreement, in its entirety only, to an entity controlled by, or under common control with, Buyer or its other wholly-owned subsidiaries ("Subsidiary") or to an Exchange Accommodation Titleholder in accordance with Paragraph 28 below. No such assignment to a Subsidiary shall be effective, however, unless and until Buyer shall have furnished to Seller both a fully executed copy of the assignment and a fully executed assumption agreement, in form satisfactory to Seller, by the assignee to assume, perform and be responsible, jointly and severally with the Buyer named herein, for the performance of all of the obligations of Buyer under this Agreement and to pay all additional transfer or documentary taxes imposed as a result of such assignment, and which contains a representation by the assignee that all of the representations and warranties made by Buyer in this Agreement are true and correct with respect to the assignee as of the date of the assumption agreement. In no event shall Buyer be relieved of any liability hereunder by reason of an assignment of its rights hereunder and the express terms of an assignment by Buyer shall reaffirm Buyer's obligations hereunder.

(b) Prohibited Assignments. Notwithstanding the foregoing provisions of subparagraph (a), Buyer shall have no right, under any circumstances, to assign this Agreement to any person, or to any entity which has as a direct or indirect owner or partial owner a person with a criminal record, currently under a criminal indictment or who is not of good moral character.

(c) Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Buyer.

20.	Inspections/Inspection Period.

(a) Right to Inspect. Buyer, and Buyer's agents and representatives, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours, to enter upon the Premises for the purpose of conducting visual inspections of the Premises, testing of machinery and equipment, taking of measurements, making of surveys and generally for the reasonable ascertainment of matters relating to the Premises; provided, however, that Buyer shall (i) give Robert F. Freeze, Jr. (410) 252-2974 twenty-four (24) hour prior telephonic notice of the time and place of such entry, in order to permit a representative of Seller to accompany Buyer; (ii) use commercially reasonable efforts not to interfere with the operations of the Premises or any tenant thereof; (iii) restore any damage to the Premises or any adjacent property caused by such actions; (iv) indemnify, defend and save Seller and, as the case may be, its partners, trustees, shareholders, directors, members, officers, employees and agents harmless of and from any and all claims and/or liabilities which Seller and its partners, trustees, shareholders, directors, members, officers, employees and agents may suffer or be subject by reason of or in any manner relating to such entry and such activities, including, without

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limitation, any claims by tenants and/or invitees of the Premises, provided, however, that the foregoing indemnity shall not be applicable to conditions merely discovered by Buyer, but not originally caused by Buyer, except to the extent that such condition was exacerbated by Buyer or Buyer’s authorized representatives, nor shall such indemnity extend to liabilities, costs, expenses, damages or injuries caused by or arising out of the acts or omissions of Seller or its agents; (v) not enter into any tenant's leased premises or communicate with any tenant unless Seller gives Buyer written consent to do so (which consent shall not be unreasonably withheld by Seller) and Buyer is accompanied by Seller or Seller's agent in each instance; and (vi) prior to entry onto the Premises, furnish Seller with a certificate of general liability and property damage insurance maintained by Buyer with single occurrence coverage of at least $1,000,000 (and aggregate coverage of $2,000,000) and naming Seller and its property manager as additional insureds. All inspection rights under this subparagraph (a) shall be subject to the rights of tenants under the Existing Leases. To facilitate Buyer's evaluation, Seller shall give Buyer, and its counsel, accountants, and representatives reasonable access to the environmental and engineering reports, books, records, documents and information (other than internal memoranda, appraisals and documents and/or information covered by the attorney-client privilege) in the possession of Seller or Seller's property manager with respect to ownership, construction and operation of the Premises.

(b) No Liens Permitted. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Premises or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Premises or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic's or similar lien filed against the Premises or any part thereof by any party performing any labor or services at the Premises or supplying any materials to the Premises at Buyer's request.

(c) Buyer's Right of Termination. If Buyer determines that it is not satisfied with the Premises and all matters relating thereto as a result of Buyer's inspection, Buyer shall have the right to terminate this Agreement, for any reason or no reason whatsoever ("Termination Notice") at any time prior to 5:00 p.m. Eastern Standard Time on March 31, 2005 (the "Outside Termination Date"). The period from the date hereof to 5:00 p.m. Eastern Standard Time on the Outside Termination Date is hereinafter referred to as the "Inspection Period". Upon giving the Termination Notice, this Agreement shall immediately terminate (except for the indemnity obligations of Buyer to Seller under this Agreement which shall survive termination of this Agreement, and any other terms of this Agreement which survive such termination) and the Deposit shall be returned to Buyer, as Buyer's sole and exclusive remedy. Except as may otherwise be expressly provided in this Agreement, Buyer shall be deemed to have consented to every fact, item and condition relating to the Property (including, without limitation, all encumbrances and other title exceptions contained in the Title Commitment and all matters set forth in or illustrated by the Survey Plan) if a Termination Notice is not delivered by Buyer prior to the expiration of the Inspection Period. Buyer's failure to deliver the Termination Notice prior to the expiration of the Inspection Period shall be deemed a waiver of Buyer's right to terminate this Agreement under this Paragraph 20 or by reason of the physical condition of the Premises or any other matter whatsoever relating to the Premises and shall constitute Buyer's unconditional obligation to deposit the Second Deposit with Escrowee in accordance with Paragraph 3 hereof and, in such event, failure to timely make the Second Deposit shall constitute a default by Buyer hereunder.

(d) Survival. The provisions of this Paragraph 20 shall survive termination of this Agreement and or the Closing.

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21.                 Brokers. Seller and Buyer each represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction other than Commercial Real Estate Investments, LLC (the "Disclosed Broker"). If any broker or other intermediary other than the Disclosed Broker claims to be entitled to a fee or commission by reason of having dealt with Seller or Buyer in connection with this transaction, or having introduced the Premises to Buyer for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify, defend and save harmless the other party of and from any claim for commission or compensation by such broker or other intermediary. Seller agrees to pay, pursuant to a separate agreement between Seller and Disclosed Broker, any commission payable to Disclosed Broker in connection herewith if, as and when the Closing occurs, and shall indemnify defend and hold Buyer harmless with respect thereto. The provisions of this paragraph 21 shall survive the Closing.

22.	Condition of Premises.

(a) No warranties. The entire agreement between the Seller and Buyer with respect to the Membership Interests and the sale thereof is expressly set forth in this agreement and the deposit escrow agreement. The parties are not bound by any agreements, understandings, provisions, conditions, representations or warranties (whether written or oral and whether made by Seller or any agent, employee, member, officer or principal of Seller or any other party) other than as are expressly set forth and stipulated in this Agreement. Without in any manner limiting the generality of the foregoing, Buyer acknowledges that it and its representatives have fully inspected the property, the Existing Leases and Existing Agreements, or will be provided with an adequate opportunity to do so, are or will be fully familiar with the financial and physical (including, without limitation, environmental) condition thereof, and that the property, the existing leases and existing agreements have been purchased by Buyer in an "as is" and "where is" condition and with all existing defects (patent and latent) as a result of such inspections and investigations and not in reliance on any agreement, understanding, condition, warranty (including, without limitation, warranties of liability, merchantability or fitness for a particular purpose) or representation made by Seller or any agent, employee, member, officer or principal of Seller or any other party (except as otherwise expressly elsewhere provided in this Agreement) as to the financial or physical (including, without limitation, environmental) condition of the property or the areas surrounding the premises, or as to any other matter whatsoever, including, without limitation, as to any permitted use thereof, the zoning classification thereof or compliance thereof with federal, state or local laws, as to the income or expense in connection therewith, or as to any other matter in connection therewith. Buyer acknowledges that, except as otherwise expressly elsewhere provided in this agreement, neither Seller, nor any agent, member, officer, employee or principal of Seller nor any other party acting on behalf of Seller has made or shall be deemed to have made any such agreement, condition, representation or warranty either expressed or implied. This paragraph shall survive Closing, and shall be deemed incorporated by reference and made a part of all documents delivered by Seller to Buyer in connection with the sale of the Membership Interests.

(b) Change of Condition. Subject to Seller's obligations under subparagraph (d) below, Buyer shall accept the premises and the personal property at the time of closing in the same condition as the same are as of the date of this agreement, as such condition shall have changed by reason of wear and tear and, subject to paragraphs 17 and 18 hereof, condemnation or damage by fire or other casualty. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the fact that any portion of the premises or the personal property or any equipment or machinery therein or any part thereof may not be in working order or condition at the closing date by reason of wear and tear and natural deterioration or damage by fire or other casualty, or by reason of its present condition, shall not relieve Buyer of its obligation to complete closing under this agreement and pay the full Purchase Price, except as otherwise expressly provided in this Agreement. Except as provided in subparagraph (d) below, Seller has no obligation to make any repairs or replacements required by reason of wear and tear and

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natural deterioration or condemnation or fire or other casualty, but may, at its option and its cost (including the use of insurance proceeds as herein provided), make any such repairs and replacements prior to the Closing Date.

(c) Condition of Delivery. Seller has no obligation to deliver the Premises in a "broom clean" condition, and at Closing Seller may leave in the Premises all items of personal property and equipment, partitions and debris as are now presently therein and as would accumulate in the normal course of operating and maintaining the Premises and the Personal Property.

(d) Seller Repairs. Between the Effective Date and the Closing Date, Seller shall perform all customary ordinary repairs to the Premises and the Personal Property as Seller has customarily previously performed to maintain them in substantially the same condition as they are as of the Effective Date of this Agreement, as said condition shall be changed by wear and tear, damage by Fire or other casualty. Notwithstanding the foregoing, Seller shall have no obligation to make any structural or extraordinary repairs or capital improvements between the date of this Agreement and Closing to the Premises or the Personal Property between the Effective Date and Closing. Nothing contained in the preceding sentence shall take away Buyer’s termination right under Section 22(b) in the event of a changed condition.

(e) Release. Without limiting the provisions of subparagraph (a) above and notwithstanding anything to the contrary contained in this agreement, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases, acquits and forever discharges Seller and (as the case may be) Seller's officers, directors, members, shareholders, trustees, partners, employees, managers, agents and affiliates from any and all rights, claims, demands, causes of actions, losses, damages, liabilities, costs and expenses (including attorneys fees and disbursements whether the suit is instituted or not) whether known or unknown, liquidated or contingent (hereinafter collectively called the "claims"), which Buyer has or may have in the future, arising from or relating to (i) any defects (patent or latent), errors or omissions in the design or construction of the premises whether the same are the result of negligence or otherwise, or (ii) any other conditions, including, without limitation, environmental and other physical conditions, affecting the premises whether the same are a result of negligence or otherwise, including specifically, but without limitation, any claim for indemnification or contribution arising under the comprehensive environmental response, compensation and liability act (42 u.s.c. section 9601, et seq.) Or any other federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters, whether arising based on events that occurred before, during, or after Seller's period of ownership of the property and whether based on theories of indemnification, contribution or otherwise. The release set forth in this section specifically includes, without limitation, any claims under any environmental laws of the united states, the state in which the premises is located or any political subdivision thereof or under the Americans with disabilities act of 1990, as any of those laws may be amended from time to time and any regulations, orders, rules of procedures or guidelines promulgated in connection with such laws, regardless of whether they are in existence on the date of this agreement. Buyer acknowledges that Buyer has been represented by independent legal counsel of Buyer's selection and Buyer is granting this release of its own volition and after consultation with Buyer's counsel. The release set forth herein does not apply to the representations of Seller expressly set forth in this agreement or any indemnity or warranty expressly made by Seller in any document delivered by Seller at closing. Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this agreement. Notwithstanding anything herein to the contrary, Buyer is not releasing Seller or any Seller affiliate for any claims made by third parties relating to the Premises or the Personal Property arising out of any act or omission of Seller or otherwise relating to Seller’s period of ownership for which Buyer may bring an action against Seller or join Seller in the action or proceeding commenced by such third party,

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This covenant releasing Seller and all Seller affiliates is a covenant running with the Premises and is binding upon Buyer, its successors and assigns.

______________________

Buyer

(f)  Seller’s Indemnity. Notwithstanding anything to the contrary contained in this Agreement, Seller shall indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage (collectively, “Loss”) that is suffered or incurred by Buyer or the Company, or any of their agents, employees, officers, directors, members, partners or contractors which both (a) arises out of a third party claim (whether or not the subject of a legal action) or an obligation in favor of a third party, and (b) arises out of any act or omission, occurring prior to the Closing Date, of Seller, or the Company, or any of their respective agents, employees, officers, directors, members, partners or contractors (in each case to the extent relating to the Premises or the Company) or otherwise arising out of the ownership of operation of the Premises prior to the Closing Date, provided that the foregoing indemnity shall not apply with respect to which Buyer has actual knowledge of the basis thereof as of the Closing Date.

(g) Seller Reports. Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller's environmental and/or engineering reports or other materials relating to the Premises made available to Buyer (collectively, the "Reports") or other documents relating to the Premises, and Buyer shall have no claim against Seller based upon the Reports or such other documents relating to the Premises or Seller's failure to deliver any documents relating to the Premises to Buyer. Buyer further acknowledges that Buyer has had, or will have, full opportunity to perform such physical inspections, environmental and engineering investigations and appraisals as Buyer deems appropriate prior to Closing, and Buyer obtained or shall obtain its own physical inspections, environmental and engineering reports and appraisals of the Premises. In the event that the Buyer terminates this Agreement in accordance with Section 17(c), Buyer agrees to promptly provide Seller (without any representation or warranty whatsoever and without any liability with respect to the content thereof) with copies of all environmental reports obtained by Buyer pursuant to Paragraph 20 hereof with respect to the Premises, provided that Seller shall reimburse Buyer for the costs of such environmental reports. .

(h) Effect of Disclaimers. Buyer acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Property is being sold subject to the provisions of this Paragraph 22 and that Seller would have charged a higher purchase price if the provisions in this Paragraph 22 were not agreed upon by Buyer.

(i) Survival. The provisions of this Paragraph 22 shall survive Closing.
23.	Survival of Provisions.

(a) Any of Buyer's obligations under this Agreement that are expressly provided in this Agreement to survive Closing or that shall possibly imply performance or observance alter the Closing Date shall survive Closing and delivery of the Deed, notwithstanding any presumption to the contrary, for a period of six (6) months.

(b)               Notwithstanding any provision to the contrary set forth in this Agreement, the representations of Seller expressly set forth in Paragraph 10 of this Agreement and the indemnification obligations of Seller expressly set forth in Paragraph 22(f) of this Agreement shall survive Closing under this Agreement for a period of six (6) months (the "Survival Period").

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(c) Survival. The provisions of this Paragraph 23 shall survive Closing and delivery of the Deed.

24.	Miscellaneous.

(a) Captions or Headings: Interpretation. The captions or headings of the Paragraphs and subparagraphs of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa as the context shall require.

(b) Amendments and Waivers. No change, alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement shall be valid, unless the same shall be in writing and signed by Buyer and Seller.

(c) Counterparts. This Agreement may be executed by facsimile signature and in multiple counterparts each of which shall be deemed an original but together shall constitute one agreement.

(d) Applicable Law. This Agreement shall be governed and construed according to the laws of the State of Maryland.

(e) Right to Waive Conditions or Contingency. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

(f)  Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, unless such invalidity or unenforceability materially frustrates the intent of the parties as set forth herein. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g) Confidentiality. Buyer agrees to treat all information received with respect to the Property, whether such information is obtained from Seller or from Buyer's own due diligence investigations, in a confidential manner. Buyer shall not disclose any such information to any third parties, other than disclosure to Buyer's counsel, officers, employees, investors, lenders, consultants, accountants and advisers in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement). Seller and Buyer agree to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party, except as may be required by law or in connection with a filing with the Securities and Exchange Commission after Closing in the event such disclosure is required or necessary under applicable securities laws or regulations.

(h) Agreement Not To Be Recorded. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record. If Buyer fails to comply with the terms hereof by recording or attempting to record this Agreement or a notice thereof, such act shall not operate to bind or cloud the title to the Premises. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an

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office or place of public record, Seller, at its option, and in addition to Seller's other rights and remedies, may treat such act as a material default of this Agreement on the part of Buyer. However, the filing of this Agreement in any lawsuit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Paragraph. Notwithstanding anything to the contrary set forth in this paragraph, Buyer shall be entitled to file this Agreement with the Securities and Exchange Commission after Closing, in the event such disclosure is required or necessary under applicable securities laws or regulations.

25.                 Sophistication of the Parties. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

26.                 Limited Liability. Prior to the Closing Date, the obligations of Seller under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to Seller's interest in the Premises and Personal Property, and neither Buyer nor any one else claiming by or through Buyer shall have any claim against any other asset of Seller or any partner of Seller or member of Seller.

27.                 Enforcement. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

28.                 Waiver of Tender of Assignment and Purchase Monies. The tender of an executed Assignment by Seller and the tender by Buyer of the portion of the Purchase Price payable at Closing are hereby mutually waived; but nothing herein contained shall be construed as a waiver of Seller's obligation to deliver the Assignment and or of the concurrent obligation of Buyer to pay the Purchase Price at Closing.

29.                 Tax Deferred Exchange. If either party (the “Advising Party”) advised the other party (the “Non-Advising Party”) of its intention to seek to effect a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code, in connection with the purchase of the Property, Non-Advising Party agrees to accommodate Advising Party in seeking to effect a tax deferred exchange for the Property, provided that such exchange shall not (i) delay the Closing or (ii) require Non-Advising Party to incur any cost or liability of any kind or nature on account of such exchange. Advising Party may assign its rights under this Agreement immediately prior to the Closing to an Exchange Accommodation Titleholder of Advising Party's choice for the purpose of completing such an exchange. Non-Advising Party agrees to cooperate with Advising Party and the Exchange Accommodation Titleholder with respect to such exchange and agrees to execute all documentation required to effectuate such exchange, at no cost or liability to Non-Advising Party. Non-Advising Party makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under Section 1031 and Non-Advising Party shall have no responsibility, obligation or liability with respect to the tax consequences to Advising Party.

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30.                 Title Company and Escrowee. Seller hereby designates Lawyers Title Insurance Corporation, Boston, Massachusetts (Attention: Robert G. Soule) as the Title Company herein, and Seller and Buyer agree that the Title Company shall serve as the Escrowee.

31.                 Post-Closing Audit Rights. For a period of three (3) years after the Closing Date, upon no less than fifteen (15) days’ prior written notice, each party agrees to make available to the other and its respective independent accountants or attorneys, for inspection and copying, at the requesting party’s sole cost and expense, sufficient information to prepare or amend tax returns and/or audited financial statements and an audit letter for the Property for the calendar year of 2004, or for any other reasonable purpose, which information shall include books and records for the Property, property and operating statements, insurance policies, real estate tax records, capital expenditures records and maintenance records of the Property, if and to the extent that such records are in such party’s actual possession as of the Closing Date. All such records shall be made available for inspection by the requesting party and its independent accountants or attorneys at such location as the party providing the records may reasonably choose.

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the date first above written.

WITNESS:	OWINGS MANOR REALTY, LLC,
a Maryland limited liability company

_______________________________	By:_/s/ Lawrence Julio__________________(SEAL)
	Name:	Lawrence Julio
	Title:	Manager

WITNESS:	GMAC COMMERCIAL REALTY PARTNERS, L.P.,
a Delaware limited partnership

_______________________________	By:/s/ Michael S. Baron (SEAL)
Name:Michael S. Baron

Title: Senior Vice President

WITNESS:	BUYER:
_______________________________	BERKSHIRE INCOME REALTY, INC.
a Maryland corporation

By:/s/ Stephen J. Zaleski _____________(SEAL)

Name:	Stephen J. Zaleski
Title:	Vice President

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